Exhibit 99.1

Your Way Summer 2019 Franklin Financial Services Corporation F&M Trust New Listings Added Strengths New Opportunities Page 3 Banking Done Your Way 1.888.264.6116 fmtrust.bank 1

TimTalk Shareholders Update Timothy (Tim) G. Henry President and CEO We believe that our success and the vitality of our communities are intimately linked An Ideal Time to Build on Our Strengths I am pleased to report that the second quarter ranked as the second highest quarter of earnings in Franklin Financial Services Corporation’s history. As proud as we are of the financial performance we have achieved, I feel there are a number of other strides we have made that are important for our continued success. The first is the reputation we have developed as a community bank with a strong sense of corporate responsibility. This quarter, we continued our long-standing tradition of giving back to the communities we serve through financial investments and employee volunteer work. As a company, we believe that our success and the vitality of our communities are intimately linked. Helping our communities grow by meeting the needs of their residents and local businesses is good for everyone and the right thing to do. While our reputation among the communities we serve is critical to our success, our people remain our greatest strength. At the end of the day, everything we do is based upon the abilities and character of our team. To that end, we recently welcomed back two employees to key positions in the bank, both of whom are focusing their efforts on generating and growing core deposits: Cynthia Marconi and Brian Reidell as Treasury Manager and Deposit Product Officer respectively. We also announced the appointment of a new Director to the Franklin Financial Services Corporation and F&M Trust Board of Directors: Kimberly Rzomp, who is the Chief Financial Officer at Wellspan Summit Health. For more information about our new hires, see page 5. Another significant milestone for Franklin Financial Services Corporation is our listing on the Nasdaq Stock Market on May 1, 2019 and our inclusion in the Russell 2000 Index. These developments represent an opportunity to further increase our visibility and exposure among investors and increase shareholder value. I am proud of our company and how we serve our customers. I believe we can bring additional shareholder value by continuing our focus on building core customer relationships, investing in new technology and distribution channels and further leveraging our listing on the Nasdaq. By pushing ourselves to keep evolving, I have confidence that we will unlock additional growth opportunities. We had a very good second quarter marked by good profitability, entry into the Nasdaq Stock Market and the addition of key people who will further the growth of the company. The challenge is to continue to build on this success, and I am confident at our abilities to do so. I appreciate your continued support and confidence in your company. Sincerely yours, Timothy G. Henry In Good Company Franklin Financial Announces Nasdaq Listing and Inclusion in Russell 2000 Index Franklin Financial Services Corporation, the bank holding company of F&M Trust, announced that the listing of its common stock on the Nasdaq Stock Market commenced with the market opening on May 1, 2019, under the ticker symbol “FRAF.” The Nasdaq is the world’s largest electronic stock market, listing approximately 3,600 public companies. The exchange trades more shares per day than any other U.S. equities market. It is also among the world’s best-regulated stock markets, employing sophisticated surveillance systems and regulatory specialists to protect investors and provide a fair and competitive trading environment. With our acceptance into the Nasdaq market, Franklin Financial Services Corporation has also been selected for inclusion in the Russell 2000 Index, effective July 1, 2019. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider. The Russell 2000 Index is comprised of 2,000 companies which are selected by their market capitalization. This year, companies with a market “cap” exceeding $152 million are included. Franklin Financial’s market cap is $167,728,000 – an amount that landed the corporation on the Russell 2000. Our listing on the Nasdaq and inclusion in the Russell 2000 Index are major milestones for Franklin Financial Services Corporation. We are excited to begin this new chapter in our company’s history. Franklin Financial Services Corporation Is Now Trading on Nasdaq Congratulations! Franklin Financial Services Corporation FRAF NasdaqListed Nasdaq Page 2 Summer 2019 Franklin Financial Services Corporation F&M Trust Your Way Summer 2019 Page 3

2nd Quarter Financial Highlights

Dollars in thousands except per-share data / Unaudited

Selected Financial Data	Jun 30, 2019	Jun 30, 2018
Total Assets	$ 1,252,141	$ 1,177,641
Loans, Net	$ 969,904	$ 954,814
Deposits	$ 1,113,049	$ 1,057,680
Book Value per Common Share	$ 28.21	$ 25.36
Return/Loss on Average Assets[1]	1.18%	(0.29%)
Return/Loss on Average Equity[1]	12.02%	(2.89%)

Market Value Per Share



Source: S&P Global Market Intelligence
$40.00
$38.00
$36.00
$34.00
$32.00
$30.00
$38.12
$36.00
$34.77
$31.50
QUARTER ENDED
SEP 30, 2018
DEC 31, 2018
MAR 31, 2018
JUN 30, 2019

$39.09[2] SECOND QUARTER HIGH

SECOND QUARTER LOW $35.05[2]

COMPLETE EARNING DETAILS AVAILABLE AT **FRANKLINFIN.COM**

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management's current views as to likely future developments, and use words "may," "will," "expect," "believe," "estimate," "anticipate," or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation's cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation's market area, and other similar factors.

We caution readers not to place undue reliance on these forward-looking statements. They only reflect management's analysis as of this date. The Corporation does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Corporation files from time to time with the SEC, including the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

1-Year to date annualized. 2-At close.

Leading the Way

Our team gets even stronger every day. Here's why:



Kimberly Rzomp

Director, FFSC and F&M Trust

Kimberly Rzomp (pronounced "Zomp") has been appointed a Director of Franklin Financial Services Corporation and F&M Trust. As a Class-A Director and member of the Audit Committee, she will serve a term which expires at the annual meeting of shareholders in 2020.

Rzomp is the Vice President and Chief Financial Officer at Wellspan Summit Health where she has worked since 1983. A graduate from Lycoming College with a bachelor's degree in economics, she went on to earn her MBA from Shippensburg University. Rzomp has served on the boards of directors for local organizations including the United Way of Franklin County and The Shook Home, a nonprofit retirement community based in Chambersburg.



Cynthia Marconi

Assistant Vice President, Treasury Manager

In her new position, Marconi is responsible for contributing to the efforts to grow deposits and noninterest income by offering treasury management services to existing and prospective customers, leading the treasury team, and working with the bank's third-party vendor.

Marconi, who has over 20 years of banking experience, is rejoining F&M Trust after previously working at our Greencastle and Marion offices. She resides in Greencastle, and is an active member of the Greencastle-Antrim Education Foundation as treasurer and chair for the annual Daddy Daughter Dance. Marconi also serves as a deacon at the Greencastle Presbyterian Church. Additionally, she is a past president of the Greencastle Chamber of Commerce and the Greencastle Rotary Club.



Brian Reidell

Deposit Product Officer

After having previously served five years with the bank, Reidell has rejoined F&M Trust as Deposit Product Officer. In his new position, he is responsible for growing deposits, managing cost of funds and providing direction in the pricing and marketing of deposit products.

Reidell resides in Enola and is a former charter member of the Susquehanna Township Rotary and a past board member of the East Pennsboro Youth Athletic Association. Additionally, he participates in the Jake Gittlen Memorial Fundraiser.

PAGE 4 ■ SUMMER 2019

Franklin Financial Services Corporation F&M TRUST Your Way

SUMMER 2019 ■ PAGE 5

Client Spotlight An Eventful Partnership Bill Miller, Jr. Co-Owner, Carlisle Events; Dave Zimmerman, Senior Commercial Services Relationship Manager, F&M Trust; Harold Brandt, CFO, Carlisle Events; Lance Miller, Co-Owner, Carlisle Events. CARLISLE EVENTS Carlisle, Pa. When Chip and Bill Miller hosted their first car show at the Carlisle Fairgrounds in 1974, they never could have envisioned the success that would be Carlisle Events. Today, Carlisle is home to the largest car and truck collector events in the nation. More than half a million guests from around the world visit the shows annually. Carlisle Events is giving car lovers another reason to visit the area. The company is redeveloping a 48-acre, vacant lot where a massive manufacturing facility once stood. The mixed-use project will include a hotel, restaurants, retail and office spaces, a three-acre public park with trails, and car condominiums (with multiple-car garages and living spaces). “F&M Trust has been great. They believe in this project, and have been aggressive to lend the money to make this happen,” said Harold Brandt, CFO of Carlisle Events. Having enjoyed a strong working relationship with F&M Trust’s Dave Zimmerman, Brandt noted, “The whole financing deal has gone beyond what anyone could hope for. It’s a construction project, so there’s something that always pops up. Dave completely understands the impact of weather and the constraints of construction.” As the company grows, F&M Trust will continue tailoring financial solutions to meet Carlisle Event’s unique needs. That’s Banking Done Your Way. “ F&M Trust has been great. They believe in this project, and have been aggressive to lend the money to make this happen.” HAROLD BRANDT CFO – CARLISLE EVENTS Helpful Ways Creating Stronger, Healthier Communities F&M Trust recognizes that long-term business success depends on community success. That’s why we made over $100,000 in financial investments and dedicated over 750 hours of volunteer service to organizations across South Central Pennsylvania – all in the second quarter of 2019 alone. Here are some of the organizations in which we invested this quarter: Downtown Chambersburg Inc. Fulton County Historical Society Carlisle Family YMCA Renfrew Institute Carlisle Summer Fair Greencastle-Antrim School District United Way of Carlisle and Cumberland County Safe Harbour PLUS here are some of the community service projects and organizations to which our employees volunteered their time this quarter: American Cancer Society United Way of Franklin County Relay for Life of Chambersburg The American Literacy Corporation Mechanicsburg Chamber of Commerce Mont Alto Volunteer Fire Company Downtown Carlisle Association United Way of Franklin County Fulton County Historical Society The American Literacy Corporation Renfrew Institute Page 6 Summer 2019 Franklin Financial Services Corporation F&M Trust Your Way Summer 2019 Page 7

Your Way In This Edition 2 Tim Talk Notes from the President 3 New Nasdaq Listing with Russell 2000 News 4 Investor News 2nd Quarter Review 5 Leading the Way Personnel Highlights 6 Eventful Partnership Client Spotlight 7 Helpful Ways Building Strong Communities Franklin Financial Services Corporation PO Box 6010 Chambersburg PA 17201 F&M Trust Summer 2019 Presorted Standard U.S Postage Paid Computershare How Is Our Community Bank Serving You? See Inside>